Exhibit 99.1

   Fred Enlow Appointed to Board of Directors of Global Cash Access


    LAS VEGAS--(BUSINESS WIRE)--Oct. 23, 2006--Global Cash Access
Holdings, Inc. (NYSE:GCA) ("GCA" or the "Company") today announced that Fred C. Enlow has been appointed to the Company's Board of Directors as a Class III director, to serve until the Company's Annual Meeting in 2008.

    Mr. Enlow, 66 years old, is a seasoned executive with extensive experience in international banking and credit card activities. In 2000, he retired as Group Executive Director for Standard Chartered Bank PLC in London where he was responsible for their global consumer banking activities, overseeing a consumer portfolio of five million customers, three million credit cards and $25 billion in loan assets. During his time with Standard Chartered he was located in both Hong Kong and Singapore. From 1994 to 1996, he was Vice Chairman and a Director of MBNA America Bank, responsible for their international card activities as well as their domestic individual banking. He also spent 17 years with Seafirst Bank and Bank of America in a variety of senior marketing, consumer banking and SME positions.

    "We are very fortunate to have Fred join our Board at this time in our corporate development," said Kirk Sanford, President and CEO of GCA. "His experiences and relationships in international banking circles and his deep expertise in the credit card area will be of tremendous value as we pursue opportunities in Asia and as we add to the good start we have already made with the Arriva Card."

    "I am excited about joining the GCA Board," said Mr. Enlow. "The Company has built a very strong business in gaming cash access in the US and the UK, and I hope to be helpful as they begin to build in Asia. At the same time, I am very impressed by the opportunity the Company has identified with the Arriva Card. Given my background in credit cards and consumer banking, I think I can provide some guidance as the business continues to grow."

    With the appointment of Mr. Enlow, the Board of GCA is comprised of nine directors.

    About Global Cash Access Holdings, Inc.

    Las Vegas-based Global Cash Access Holdings, Inc. is a holding company whose principal asset is the stock of Global Cash Access, Inc. ("GCA"). GCA is a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company's Web site at www.globalcashaccess.com.


    CONTACT: Global Cash Access Holdings, Inc.
             Harry Hagerty, 702-262-5003 (Investor)
             or
             Katcher Vaughn & Bailey Communications
             Dean Flener, 615-248-8202 (Media)